Exhibit 10.19

EXECUTIVE COMPENSATION POLICY

Approved as amended	November 7, 2010
Document Owner:	Board of Directors

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TABLE OF CONTENTS

Section

1.0	PURPOSE
2.0	PHILOSOPHY
3.0	SCOPE
4.0	ROLES AND RESPONSIBILITIES
5.0	EXECUTIVE COMPENSATION COMPONENTS AND PLAN
6.0	PROCESS FLOW/SCHEDULE
7.0	APPENDIX I — EXAMPLES OF ANNUAL INCENTIVE BONUS
8.0	APPENDIX II — RESTRICTED STOCK PLAN SUMMARY AND EXAMPLES
9.0	APPENDIX III — TIMING OF EXECUTIVE EQUITY AWARDS
10.0	APPENDIX IV — DETERMINATION OF NET INCOME

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1.0                               PURPOSE

The purpose of this document is to define the executive compensation policy for Tetra Tech, Inc. “Tetra Tech” or the “Company”.

2.0                               PHILOSOPHY

Tetra Tech’s executive compensation program is designed to

•                  Align the interests of executive officers with those of the stockholders;

•                  Attract, motivate, reward and retain top level executives upon whom, in large part, the success of the Company depends;

•                  Be competitive with compensation programs for companies of similar size and complexity with whom the Company competes for executive talent, including direct competitors;

•                  Provide compensation based upon the short-term and long-term performance of both the individual executive and the Company; and

•                  Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and individual goals.

We believe a significant portion of executive officer pay should be at risk, and based upon performance.  Therefore, base salaries are targeted for approximately the median of the peer group.   Conversely, compensation at risk, specifically bonuses and equity grants, are targeted to provide compensation that is above the median of our peers when above average business results are attained.

3.0                               SCOPE

This policy applies to all executive officers of Tetra Tech.

4.0                               ROLES AND RESPONSIBILITIES

Board of Directors

•                  Approves this Executive Compensation Policy;

•                  Delegates authority as specified in this policy to the Compensation Committee; and

•                  Approves positions to be covered by this policy as recommended by the Chairman/CEO.

Compensation Committee

•                  Under delegated authority from the Board of Directors, develops, administers and monitors executive compensation in the long-term interests of the Company and its stockholders;

•                  Evaluates the performance and establishes the compensation of the Chairman/CEO;

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•                  Establishes the compensation of all other executive officers of the Company based, in part, on the Chairman/CEO’s recommendations;

•                  Determines that performance goals have been attained before payment; and

•                  Reserves the right to approve exceptions to this policy as recommended by the Chairman/CEO (subject to the terms of the Executive Compensation Plan described in Section 5.2).

Audit Committee

•                  Jointly with the Compensation Committee determines the individual performance factor for the CFO position.

Chairman/CEO

•                  Reviews the performance of all other officers of the Company and makes specific recommendations to the Compensation Committee in regard to their compensation; and

•                  Develops performance targets for all other executive officers and recommends those targets to the Compensation Committee.

Human Resources

•                  Acquires information regarding peer group and other competitor pay practices, and provides analysis of this information to the Chairman/CEO and the Compensation Committee; and

•                  Provides compensation practice trend data to the Chairman/CEO, and the Compensation Committee.

Finance and Accounting

•                  Provides Corporate performance data for use in determining the degree to which certain performance objectives have been met; and

•                  Assures payments have been properly accrued and reported.

5.0                               EXECUTIVE COMPENSATION COMPONENTS AND PLAN

The primary components of compensation for executive officers are base salary, annual performance bonuses and long-term incentive compensation.

5.1          Base Salary

Base salaries for executive officers are reviewed on an annual basis to ensure internal equity and external competitiveness.  Salaries are reviewed to determine whether the base compensation is within a reasonable range of executive pay levels at other companies that potentially compete with the Company for business and executive talent.  Total compensation is considered during this analysis.  Consideration is given to individual performance, experience and time in the

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position, initiative, contribution to overall corporate performance, and salaries paid to other executives in the Company.  The review and determination occur as shown in Section 6.0.

5.2          Annual Performance Bonuses

Executive officer bonuses shall be subject to the terms of the Company’s Executive Compensation Plan as adopted by the Board on November 10, 2008 (the “Plan”).  Specifically, no bonus may exceed the applicable percentage of the Company’s Net Income set forth in Section 5 of the Plan.  Unless otherwise specified by the Compensation Committee within 90 days after the beginning of a Plan Year under the Plan, the term “Net Income” shall be as defined in Appendix IV of this Policy.  Notwithstanding any term or provision set forth in this Policy, in the event of any inconsistency between this Policy and the Plan, or the exercise of any discretion on the part of the Compensation Committee pursuant to this Policy, the terms of the Plan shall control and supersede the inconsistent term or provision of this Policy or the exercise of discretion hereunder.

This component is intended to promote the interests of the Company by providing both an incentive and a financial reward for key employees who contribute most to the operating results and growth of the Company.  Each year the Company identifies a target amount of incentive compensation for each executive officer.  This target is expressed as a percentage of base salary.

Bonuses are paid based upon meeting pre-determined performance criteria.  These criteria fall into two categories:  (1) overall corporate performance, designated the Corporate Performance Factor (CPF), based on an assessment of how Company did on an overall basis in achieving its key objectives and (2) individual contribution, designated the Individual Factor (IF), based on individual performance.  The CPF, determined by the Compensation Committee, will have a range of 0 to 1.4 with a target of 1.0 based on the achievement of key objectives.  The CPF for group presidents will be determined by the Chairman/CEO based on the contribution of the specific group to the Company.  The IF will have a range of 0 to 1.2 with a target of 1.0 for expected contribution level for each covered position.  The IF will be recommended by the Chairman/CEO and approved by the Compensation Committee, with the exception of the Chairman/CEO and CFO positions.  The IF for the Chairman/CEO will be determined by the Compensation Committee.   The IF for the CFO will be recommended by the Chairman/CEO and determined jointly by the Audit Committee and Compensation Committee, giving strong consideration to the Audit Committee’s assessment of the strength of the Company’s internal financial controls and the accuracy and appropriateness of its financial reporting.

Target bonus amounts as a percentage of base salary are as follows:

TARGET BONUS AMOUNTS

POSITION	PERCENTAGE (%)
Chairman/CEO/President	120
Chief Financial Officer	75
Group Presidents	75
Other Executive Officers	50

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Each Officer is eligible to receive an annual bonus in the range of 0% to 168% of target, i.e., CPF (1.4) x IF (1.2) = 1.68 (168%) x target.

MINIMUM/MAXIMUM OF BASE

POSITION	TARGET PERCENTAGE (%)	MINIMUM (%)	MAXIMUM (%)
Chairman/CEO/President	120	0	202
Chief Financial Officer	75	0	126
Group Presidents	75	0	126
Other Executive Officers	50	0	84.0

The Compensation Committee reserves the right to “zero” the CPF if results are significantly below expected targets or a manageable event negatively and severely impacts stockholder value.  The minimum performance threshold is .6; achievement of less than 60% in either the CPF or IF will result in the elimination of the bonus paid.  Notwithstanding the above, the Compensation Committee, in consultation with the Chairman/CEO, reserves the discretion to adjust specific performance bonus amounts when deemed to be in the interests of the stockholders.  Bonus payments are made by December 15 of each year, based upon performance in the recently concluded fiscal year.

5.3          Long-Term Incentive Compensation

Long-term incentive awards are designed to:

•                  Reward financial performance and encourage recipients to achieve long term sustained growth of stockholder value.  The long-term incentive compensation program encourages executives to maintain a long-term financial perspective by linking a substantial portion of their compensation to stockholder returns and the Company’s long-term financial success;

•                  Aid in the retention of key executives;

•                  Balance the effect of market dynamics on equity compensation;

•                  Take into consideration the effect of equity award expense on Company performance; and

•                  Foster executive officer stock ownership.

Long-term incentives are generally provided in the form of equity compensation, such as stock options and/or other equity related awards.  However, the Compensation Committee reserves the right to utilize deferred cash incentives if beneficial to the interests of the Company and its stockholders.  Long-term incentive awards may have certain restrictions, such as mandatory vesting periods, which encourage participating executives to continue in the Company’s employ and thereby act as a retention incentive.

All grants of equity compensation shall be in accordance with the provisions and limitations of the equity incentive plan periodically adopted by the Board of Directors and approved by the stockholders.  The schedule for distribution of long term-incentives is shown in Section 6.

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In addition to the above, the following guidelines will apply to the long-term incentive plan:

•                  A maximum of 2% of outstanding shares of stock and/or options will be distributed in any one year period.  The Compensation Committee retains the discretion to increase this amount due to special circumstances, such as an acquisition;

•                  A reserve of at least 10% of the shares available for distribution each year will be held outside the normal distribution for special needs (i.e., hiring, retention) that occur during the year; and

•                  All restricted stock grants shall be approved by the Compensation Committee.  Restricted stock will typically not be granted to executives who are not Section 16B officers.  Restricted stock grants will generally vest over a minimum of a three-year period.  Vesting will primarily be performance-based.  The mix of awards will generally be approximately 2/3 stock options and 1/3 restricted stock.  Each share of restricted stock will be considered equivalent to 2.5 stock options.

Example:  The normal grant is 15,000 stock options.  On a converted basis, using the ratio of 2/3 options and 1/3 restricted stock, the award would be approximately 10,000 options and 2,000 shares of restricted stock.

•                  No more than 0.9% of the outstanding shares of stock and/or options can be distributed to executive officers in one year;

•                  The plan shall target 5-15% of the non-officer population for inclusion in the long-term incentive program;

•                  Minimum stock option grants to non-officers will typically be 500 shares and maximum grants to non-officers will typically be 10,000 shares; and

•                  Executive officers will be eligible to receive restricted stock grants during the first restricted stock approval cycle following their date of hire, or date of appointment as an executive officer.

5.4          Other Section 16B Officer Provisions

Certain additional consideration will be provided to Section 16B officers as approved by the Compensation Committee.  These provisions recognize and reward the officers for the additional responsibilities, liabilities and contributions that accompany officer status.  Specifically, the Chairman/CEO is provided with a country club membership that is made available primarily for use in entertaining clients and other business associates.  Section 16B officers receive a $900 per month automobile allowance, as well as limited reimbursement for club memberships, estate/financial planning and annual physical examinations.  Also, Section 16B officers are eligible to defer compensation via participation in the Deferred Compensation Program.

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6.0                               PROCESS FLOW/SCHEDULE

Event
Schedule
CEO and other designees: Present Corp. Operating Plan to BOD. "Performance Targets" and Key Objectives Established
Nov. Board of Directors Mtg.
Board of Directors/Executive Management: Monitor Performance
Through Fiscal Year
CEO/CFO Performance Assessment Presented to Compensation Committee
Nov Board of Directors Mtg.
CEO Presents Base, Annual, and Long Term Incentive Recommendations to Compensation Committee
Nov./Dec Compensation Committee Mtg
Comp Committee Determine/ Approve Executive Annual Compensation Actions
Nov./Dec. Compensation Committee Mtg.
Base Adjustments
Notify employee no later than 12/15
Eff. 1st pay period of C/Y
Annual Performance Bonus
Notify employee and payout no later than 12/15
Long Term Incentives
Payout consistent with Equity Plan as approved by stockholders
No later than 12/15

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7.0                               APPENDIX I — EXAMPLES OF ANNUAL INCENTIVE BONUSES

Subject to the limitations of the Executive Compensation Plan:

Example 1

Narrative:                                            The Company significantly exceeds each of its keys objectives and the CEO significantly exceeds all individual contribution expectations, maximizing the bonus payment.

Position:	CEO	Base Salary: $100,000	CPF: 1.4	IF: 1.2

Bonus to be paid:  $100,000 X 1.20 X 1.4 X 1.2 = $201,600

Example 2

Narrative:                                            The Company achieves all and exceeds some of its key objectives, and the CFO meets all individual contribution expectations.

Position:	CFO	Base Salary: $100,000	CPF: 1.2	IF: 1.0

Bonus to be paid:  $100,000 X 0.75 X 1.2 X 1.0 = $90,000

Example 3

Narrative:                                            The Company meets its key objectives, and the General Counsel meets individual contribution expectations.

Position:	General Counsel	Base Salary: $100,000	CPF: 1.0	IF: 1.0

Bonus to be paid: $100,000 X 0.50 X 1.0 X 1.0 = $50,000

Example 4

Narrative:                                            The Company meets most of its key objectives, and the Corporate Controller significantly exceeds individual contribution expectations.

Position:	Corporate Controller	Base Salary: $100,000	CPF: 0.8	IF: 1.2

Bonus to be paid:  $100,000 X 0.50 X 0.8 X 1.2 = $48,000

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8.0          APPENDIX II — RESTRICTED STOCK PLAN SUMMARY AND EXAMPLES

Overview

Tetra Tech’s baseline equity compensation plan provides for a mix of stock options and restricted stock grants to be awarded to Section 16B officers.  Restricted stock will typically not be granted to individuals who are not Section 16B officers.

Restricted stock awards will be eligible for vesting in equal installments annually over a three-year period.  Vesting will be performance-based, based on GAAP EPS growth, as follows:

Annual Award Vesting %	EPS Growth
0%	EPS < 5% year-over-year growth
60%	EPS 5-9% year-over-year growth
100%	EPS 10-14% year-over-year growth
120%	EPS 15-20% year-over-year growth
140%	EPS > 20% year-over-year growth

Evaluation of performance for vesting purposes and the award of restricted stock will occur annually as part of the normal compensation cycle as shown in Section 6.0.

For the purpose of this Plan, “GAAP EPS” is the fully diluted earnings per share from continuing operations, as defined by Statement of Financial Accounting Standards (SFAS) 128, and related interpretations, adjusted as follows:

•                  The impact of goodwill impairment will be excluded;

•                  The impact of impairment on long-lived assets will be excluded;

•                  The impact of accounting changes requiring current and prior period adjustments due to materiality under relevant SEC Staff Accounting Bulletins and related accounting pronouncements will be excluded;

•                  The impact of any changes in newly issued or existing accounting principles and related interpretations will be excluded;

•                  The financial statement impact from the settlement of tax audits more or less than amounts previously recorded will be excluded;

•                  Gains and losses from the sales of subsidiaries and significant lines of businesses will be excluded; and

•                  The impact of shares issued and costs incurred in connection with acquisitions, mergers or debt restructurings will be excluded.

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For each fiscal year, the Company’s CFO shall certify the amount of “GAAP EPS”, adjusted as set forth above.

Executive officer restricted stock grants shall be subject to the terms of the Company’s 2005 Equity Incentive Plan, as amended by the Board on November 10, 2008 (the “2005 Plan”).  Notwithstanding any term or provision set forth in this Policy, in the event of any inconsistency between this Policy and the 2005 Plan, or the exercise of any discretion on the part of the Compensation Committee pursuant to this Policy, the terms of the 2005 Plan shall control and supersede the inconsistent term or provision of this Policy or the exercise of discretion hereunder.

Plan Summary

In the November/December Compensation Committee meeting the Committee will authorize a specific number of shares of restricted stock to be used for the three-year Restricted Stock (RS) Plan that starts in the current fiscal year.  For example, in December, 2006 the “2007, 2008 and 2009 Restricted Stock Plan” was authorized and funded.  The Compensation Committee will also approve the number of shares to be allocated to 16B officers.

As stated, the restricted stock will vest in 1/3 increments over three years based on GAAP EPS achieved during the Performance Period.  For a specific three year RS plan, the prior year GAAP EPS is the measurement control point (see examples).  Once established for a three year RS Plan, the EPS control point cannot be modified.

At the end of each fiscal year, EPS will be determined and compared to EPS for the immediately preceding fiscal year so that the year-over-year growth rate may be calculated.  For each Section 16B officer, the EPS growth rate will be used to determine the vesting percentage of each installment.  Each installment of stock eligible for vesting in a given year will be scored based upon the average annual EPS growth since the year in which that installment was granted.

In the event the duties of a restricted stock holder are reduced, such shares may continue to vest at the discretion of the Compensation Committee.

Assuming a new RS Plan is authorized each year, by the third year, three individual plans, each with its own period and control point will be running concurrently (see below).

DATE	PLAN AUTHORIZED	CONTROL POINT	PLAN PERIOD
12/06	2007 RS Plan	FY 06 GAAP EPS	‘07,08,09
12/07	2008 RS Plan	FY 07 GAAP EPS	08,09,10
12/08	2009 RS Plan	FY 08 GAAP EPS	09,10,11

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Example 1

A Section 16B officer is allocated 3,000 shares of restricted stock at the end of fiscal year 2006 to vest in equal amounts at the end of fiscal years 2007, 2008 and 2009, designated the “07 RS Plan.”  For fiscal year 2007, the EPS growth rate is determined to be an 8% improvement over fiscal year 2006.  Accordingly, 600 of the 1,000 (i.e., .6 x 1,000) eligible shares will vest in 2007.

Example 2

This example provides vesting results under a series of scenarios involving vesting award amounts and hypothetical EPS growth.

	Restrictive Stock	Earnings Per	Average Annual	Vesting Schedule Through 11/09		Vesting Schedule Effective 12/09
Date	Awarded	Share (EPS)	Growth %	Year-over-Year	%	Year-over-Year	%
12/06	1200	.65	0%	EPS< 5%	0%	EPS < 5%	0%
12/07	1500	.79	21.5%	EPS 5% - 9%	60%	EPS 5% - 9%	60%
12/08	1800	1.02	29.1%	EPS 10% - 14%	100%	EPS 10% - 14%	100%
12/09	2100	1.21	18.6%	EPS > 14%	120%	EPS 15% - 20%	120%
12/10	2400	.85	<29.8>%			EPS > 20%	140%
12/11	2700	1.45	71.0%

Sample Vesting

Eligible for Vesting (1/3 of Annual RS Award)

12/07	12/08	12/09	12/10	12/11
400 Shares (from ‘06 award)	900 Shares (400 of ‘06 award, 500 of ‘07 award)	1,500 Shares (400 from ‘06 award, 500 from ‘07 award, 600 from ‘08 award)	1,800 Shares (500 from ‘07 award, 600 from ‘08 award, 700 from ‘09 award)	2,100 Shares (600 from ‘08 award, 700 from ‘09 award, 800 from ‘10 award)

Actual Vesting

400 x 1.2 = 480	400 x 1.2 = 480	400 x 1.2 = 480
	500 x 1.2 = 600	500 x 1.2 = 600	500 x 0 = 0
		600 x 1.2 = 720	600 x 0 = 0	600 x .1.0 = 600
			700 x 0 = 0	700 x .6 = 420
800 x 1.4 = 1120
480 Shares	1,080 Shares	1,800 Shares	0 Shares	2,140 Shares

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9.0          APPENDIX III — TIMING OF EXECUTIVE EQUITY AWARDS

The effective date of the grant for all stock options and restricted stock awards is the date of approval by the Compensation Committee.

Equity compensation recommendations for executive officers in accordance with this policy, including both stock options and restricted stock, will be presented to the Compensation Committee at the November/December meeting.  The Compensation Committee will also consider salary increase and annual performance bonus recommendations at the November/December meeting.

Actual approval of stock option and restricted stock awards to executive officers will be made by the Compensation Committee at its November/December meeting, consistent with the annual stock option grants to all stock option recipients.

The Compensation Committee approves grants for new hires as recommended by the Chairman/CEO.  The effective date of the grant is the date of approval by the Compensation Committee.

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10.0        APPENDIX IV — DETERMINATION OF NET INCOME

For the purpose of this Policy, “net income” is defined as the Company’s net income as set forth in its audited financial statements, adjusted as follows:

•                  The impact of goodwill impairment will be excluded;

•                  The impact of impairment on long-lived assets will be excluded;

•                  The impact of accounting changes requiring current and prior adjustments due to materiality under relevant SEC Staff Accounting Bulletins and related accounting pronouncements will be excluded;

•                  The impact of any changes in newly issued or existing accounting principles and related interpretations will be excluded;

•                  The financial statement impact from the settlement of tax audits more or less than amounts previously recorded will be excluded;

•                  Gains and losses from the sales of subsidiaries and significant lines of businesses will be excluded;

•                  The costs incurred in connection with acquisitions, mergers or debt restructurings will be excluded; and

•                  The impact of bonuses, net of tax, accrued for individuals subject to the Executive Compensation Plan will be excluded.

For each fiscal year, the Company’s CFO shall certify the amount of “net income”, adjusted as set forth above.

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